Exhibit 99.1

Contact:

Sherry Beck

Rogue Wave Software, Inc.

Phone: 303-545-3264

E-mail: beck@roguewave.com

ROGUE WAVE SOFTWARE ANNOUNCES PRELIMINARY

FISCAL SECOND QUARTER FINANCIAL RESULTS

BOULDER, Colo., April 10, 2003 –– Rogue Wave Software, Inc. (Nasdaq: RWAV), a global software application infrastructure and consulting services company, today announced preliminary results for the quarter ended March 31, 2003.

•	Revenues are expected to range between $8.2 million and $8.5 million, down 11.4% to 14.6% from the $9.6 million achieved in the first fiscal quarter ended December 31, 2002. Previous revenue guidance ranged from $8.7 million to $9.7 million.

•	Earnings per share for the quarter are expected to range from $0.04 to $0.07. Previous earnings per share guidance ranged from $0.01 to $0.06.

•	Earnings per share, excluding severance and restructuring charges, are expected to range from $0.08 to $0.12. Previous earnings per share guidance, excluding severance and restructuring charges, ranged from $0.04 to $0.09.

•	Cash and investments at March 31, 2003 are expected to range from $25.2 million to $26.0 million.

Revenue was lower than previously projected primarily due to the underperformance of the Company’s Asia Pacific region and continued constraints in worldwide information technology spending, particularly in the Americas region. The latter has contributed, in part, to longer than anticipated cycles to complete new product sales.

“During the past year, the Company had focused on developing its international operations, specifically in the Asia Pacific region, and these efforts have been met with minimal success,” commented Kathleen Brush, CEO of Rogue Wave. “The results of our efforts and investments in building a direct sales force in this region have been below our initial expectations and, as a consequence, on April 4, we closed our Sydney, Australia office. We remain confident in the market opportunities in the Asia Pacific region; however, we believe we can achieve improved results by combining our remaining direct sales force in this region with strong third party distributors.”

“Additionally,” Brush stated, “we continue to be adversely impacted by the uncertainty in the current business climate, which has resulted in tight corporate spending. While there has been reasonable interest in our new product offerings, we believe these factors have extended the sales cycle for these offerings beyond our initial expectations.”

“Implementation of cost management initiatives continued throughout the current period, resulting in expected quarterly earnings generally in line with our prior guidance,” stated Merle Waterman, CFO of Rogue Wave. “Further reductions were taken in our staffing levels, including management compression within the sales organization, coupled with some staff hiring delays. These actions positively impacted the current period’s earnings,” reported Waterman.

Rogue Wave will announce its final second quarter results on Tuesday, April 29, 2003. Although the second quarter’s earnings are expected to be generally in line with previous guidance, we expect to reduce our prior annual financial guidance as a result of growing uncertainties. These uncertainties include, among other things, the overall global economic climate and an acceleration in the maturation of the Company’s core products, due to customer focus on competitive technologies, such as Java as well as others. Management will provide additional commentary on fiscal year 2003 financial guidance at the upcoming second fiscal quarter earnings conference call.

Rogue Wave Software will offer further insight into this quarter’s results during its earnings conference call on Tuesday, April 29 at 4:30 p.m. EDT. The call will be available live via the Company’s Web site at www.roguewave.com or by calling (800) 299-6183 for domestic and (617) 801-9713 for international using passcode 564559.

There will also be an on-demand telephone and webcast replay of the conference call beginning two hours after the conclusion of the live broadcast. This can be accessed from www.roguewave.com or by dialing (888) 286-8010 for domestic and (617) 801-6888 for international using passcode 2131598. Both will remain available until May 13, 2003.

Following is a reconciliation of Preliminary Q203 GAAP EPS and EPS

Before Restructuring and Severance Costs

Preliminary Q203
Earnings per share projected – GAAP	$0.04 - $0.07
Restructuring and severance costs	$0.04 - $0.06

Earnings per share, before restructuring and severance costs	$0.08 - $0.13

Rogue Wave Software Inc.

Rogue Wave Software, Inc. (NASDAQ: RWAV) is leading global software and consulting services company. Its large-scale, platform-independent business frameworks, components and services provide the fastest way to deliver durable mission-critical applications. Today more than 300,000 developers at the world’s leading companies use Rogue Wave products to develop comprehensive, enterprise-level general business and e-business applications. With headquarters in Boulder, Colo., Rogue Wave has offices located throughout the United States, Europe, and Asia and can be found on the Internet at www.roguewave.com.

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Rogue Wave is a registered trademark of Rogue Wave Software Inc. All other trademarks are the property of their respective owners.

This release contains projections or other forward-looking statements regarding future events or the future financial performance of the Company that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Rogue Wave with the SEC, specifically the most recent reports on Form 10-K and 10-Q, including amendments thereto, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including risks associated with difficulty in predicting our future operating results, fluctuating sales volume, acquisition strategy, dependence on new product offerings, competition, patents, intellectual property and licensing, future growth, rapid technological and market change, manufacturing and sourcing risks, Internet infrastructure and regulation, international operations, volatility of stock price, financial risk management, and potential volatility in operating results, among others.